Filed Pursuant to Rule 433
Registration No. 333-180728

Wells Fargo & Company Market Linked Securities

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to a Global ETF Basket due October 6, 2017

Term Sheet to Preliminary Pricing Supplement No. 412 dated March 6, 2014

Summary of terms

Issuer	Wells Fargo & Company
Term	Approximately 3.5 years
Market Measure	50% SPDR S&P 500 ETF Trust 20% iShares Russell 2000 ETF 15% iShares MSCI EAFE ETF 15% iShares MSCI Emerging Markets ETF (the “Basket”)
Pricing Date	March 31, 2014*
Issue Date	April 3, 2014*
Original Offering Price	$1,000 per security (100% of par)
Redemption Amount at Maturity	See “How the redemption amount is calculated” on page 3
Stated Maturity Date	October 6, 2017*
Starting Price	100
Ending Price	See “How the ending price is calculated” on page 3
Capped Value	[135% to 140%] of the original offering price per security ($1,350 to $1,400 per security), to be determined on the pricing date
Threshold Price	90% of the starting price
Participation Rate	150%
Calculation Day	September 29, 2017*
Calculation Agent	Wells Fargo Securities, LLC, an affiliate of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount	1.325%; dealers, including Wells Fargo Advisors, LLC (WFA), may receive a selling concession of up to 1.25% and WFA will receive a distribution expense fee of 0.075%
CUSIP	94986RTF8

Investment description

•	Linked to a Global ETF Basket comprised of the SPDR® S&P 500® ETF Trust (50%); the iShares® Russell 2000 ETF (20%); the iShares® MSCI EAFE ETF (15%); and the iShares® MSCI Emerging Markets ETF (15%)

•	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from its starting price to its ending price. The payment at maturity will reflect the following terms:

¡	If the value of the Basket appreciates:

You will receive the original offering price plus 150% participation in the upside performance of the Basket, subject to a maximum total return at maturity of 35% to 40% (to be determined on the pricing date) of the original offering price

¡	If the value of the Basket decreases but the decrease is not more than 10%:

You will be repaid the original offering price

¡	If the value of the Basket decreases by more than 10%:

You will receive less than the original offering price and will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 10%

•	Investors may lose up to 90% of the original offering price

•	All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

*To the extent that the issuer makes any change to the expected pricing date or expected issue date, the calculation day and stated maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.

On the date of the accompanying preliminary pricing supplement, the estimated value of the securities is approximately $965.00 per security. While the estimated value of the securities on the pricing date may differ from the estimated value set forth above, the issuer does not expect it to differ significantly absent a material change in market conditions or other relevant factors. In no event will the estimated value of the securities on the pricing date be less than $955.00 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in the accompanying preliminary pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities. Your financial advisor or broker will not accept an order in respect of the securities without first confirming that you have reviewed these documents and that you understand them.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile

The profile to the right is based on a hypothetical capped value of 137.5% or $1,375 per $1,000 security (the midpoint of the specified range for the capped value), a participation rate of 150% and a threshold price equal to 90% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price, the actual capped value, and whether you hold your securities to maturity.

Hypothetical returns

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per security	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
175.00	75.00%	$1,375.00	37.50%	9.28%
150.00	50.00%	$1,375.00	37.50%	9.28%
140.00	40.00%	$1,375.00	37.50%	9.28%
130.00	30.00%	$1,375.00	37.50%	9.28%
125.00	25.00%	$1,375.00	37.50%	9.28%
120.00	20.00%	$1,300.00	30.00%	7.61%
115.00	15.00%	$1,225.00	22.50%	5.86%
110.00	10.00%	$1,150.00	15.00%	4.02%
105.00	5.00%	$1,075.00	7.50%	2.07%
100.00(2)	0.00%	$1,000.00	0.00%	0.00%
95.00	-5.00%	$1,000.00	0.00%	0.00%
90.00	-10.00%	$1,000.00	0.00%	0.00%
89.00	-11.00%	$990.00	-1.00%	-0.29%
80.00	-20.00%	$900.00	-10.00%	-2.98%
70.00	-30.00%	$800.00	-20.00%	-6.25%
60.00	-40.00%	$700.00	-30.00%	-9.90%
50.00	-50.00%	$600.00	-40.00%	-14.03%
25.00	-75.00%	$350.00	-65.00%	-27.76%

Assumes a hypothetical capped value of 137.5%, or $1,375 per security (the midpoint of the specified range of the capped value). Each security has an original offering price of $1,000.

(1) The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

(2) The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price and capped value.

How the redemption amount is calculated

The redemption amount payable at maturity will be determined as follows:

•	If the ending price is greater than the starting price, the redemption amount will be equal to the lesser of:

(i)	$1,000 plus

$1000 ×	ending price – starting price	× participation rate	; and
starting price

(ii)	the capped value

•	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price, the redemption amount will be equal to $1,000

•	If the ending price is less than the threshold price, the redemption amount will be equal to $1,000 minus

$1,000 ×	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 90% less, than the original offering price of your securities at maturity.

How the ending price is calculated

The ending price will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the component return of the SPDR S&P 500 ETF Trust; (B) 20% of the component return of the iShares Russell 2000 ETF; (C) 15% of the component return of the iShares MSCI EAFE ETF; and (D) 15% of the component return of the iShares MSCI Emerging Markets ETF.

The component return of a basket component will be equal to:

final component price – initial component price

initial component price

where,

•	the initial component price will be the fund closing price of such basket component on the pricing date; and
•	the final component price will be the fund closing price of such basket component on the calculation day.

Global ETF Basket hypothetical historical performance*

*While historical information on the value of the Basket does not exist for dates prior to the pricing date, the graph above sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2004 to February 27, 2014 assuming that the Basket was constructed on January 1, 2004 with a starting price of 100 and that each of the basket components had the applicable weighting as of such day. The hypothetical historical performance of the Basket is not an indication of the future performance of the Basket during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 90% Less, Than The Original Offering Price Of Your Securities At Maturity.

•	No Periodic Interest Will Be Paid On The Securities.

•	Your Return Will Be Limited By The Capped Value And May Be Lower Than The Return On A Direct Investment In The Basket.

•	The Securities Are Subject To The Credit Risk Of Wells Fargo.

•	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.

•	The Amount You Receive On The Securities Will Depend Upon The Performance Of The Basket And Therefore The Securities Are Subject To The Following Risks, As Discussed In More Detail In The Product Supplement:

•	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Basket Components.

•	Historical Prices Of The Basket Components Or The Securities Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

•	Changes That Affect The Basket Components Or The Underlying Indices May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

•	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.

•	The Issuer And Its Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.

•	Changes In The Value Of One Or More Basket Components May Offset Each Other.

•	An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.

•	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

•	An Investment In The Securities Is Subject To Risks Associated With Foreign Securities Markets.

•	Exchange Rate Movements May Impact The Value Of The Securities.

•	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Potential Conflicts Of Interest Could Arise Between You And The Issuer.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And The Issuer.

•	An Affiliate Of The Issuer Will Be The Calculation Agent And, As A Result, Potential Conflicts Of Interest Could Arise.

•	The Estimated Value Of The Securities Was Calculated By An Affiliate Of The Issuer.

•	Trading And Other Transactions By The Issuer Or Its Affiliates Could Affect The Price Of The Basket Components, Prices Of Securities Included In The Basket Components Or The Value Of The Securities.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 888-215-4145.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo & Company. This material is not a product of Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

SPDR® and S&P 500® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P 500® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the SPDR Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo & Company’s use of information about the iShares® Russell 2000 ETF, the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF.

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